U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

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HANA BIOSCIENCES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT
FOR 2007 ANNUAL MEETING OF
HANA BIOSCIENCES, INC.

          The following information supplements and amends the proxy statement that accompanied the notice of annual meeting of Hana Biosciences, Inc., a Delaware corporation (the “Company”), which was dated May 7, 2007, relating to a meeting of the Company’s stockholders to be held on June 22, 2007at 8:30 a.m. PDT (the “Annual Meeting”). The information contained in this supplement should be read in conjunction with the proxy statement. There is no change in the time or place of the Annual Meeting or in any of the matters to be considered by the stockholders at the Annual Meeting.

The biographical information of Isaac Kier, a current director of the Company and a nominee for re-election at the Annual Meeting, set forth below amends and corrects certain inadvertent errors contained in Mr. Kier’s biography in the proxy statement relating to the Annual Meeting:

Isaac Kier has served on our Board of Directors since February 2004. Since March 2006, he has been a principal of Kier Global, LLC, an investment partnership focusing on merger, acquisition and real estate opportunities globally. From February 2000 to January 2006, Mr. Kier was a member of the general partner of Coqui Capital Partners, LP, a venture capital firm licensed by the Small Business Administration. From 2004 to 2006, Mr. Kier served as secretary, treasurer and director of Tremisis Energy Acquisition Corporation. From April 2005 until October 2006, Mr. Kier served as president, secretary and treasurer of MPLC, Inc., and as a director of that company from April 2005 until January 2007. Since 1995, he has been the managing member of First Americas Partners, a real estate investment firm. Mr. Kier also currently serves as president and a director of Central Park Acquisition I, Inc., a special purpose acquisition company, and is a director of Rand Logistics, Inc. and Paramount Acquisition Corp. Mr. Kier received a B.A. in Economics from Cornell University and a J.D. from George Washington University Law School.

Dated: June 5, 2007